EXHIBIT 10.25

March 11, 2024

Thomas Shortt

Delivered via email

Re: Amendment to Compensation Arrangements

Dear Thomas,

You are receiving this letter (“Letter Agreement”) because the Compensation Committee of the Board of Directors of Vroom, Inc. (the “Company”) has determined to modify the terms of your compensation package with the Company, including as relates to your outstanding restricted stock unit awards previously granted to you by the Company under the Company’s 2020 Incentive Award Plan (the “Plan”) which are scheduled to vest in 2024, 2025 and 2026 and set forth on Exhibit A (the “RSUs”). This Letter Agreement serves as an amendment to the restricted stock unit award agreement(s) evidencing the RSUs (the “RSU Agreements”) as well as a notice of certain changes to the Amended and Restated Vroom, Inc. Executive Severance Plan (as may be amended from time to time, the “Severance Plan”) and the Company’s offer of a one-time cash retention bonus opportunity to you in consideration of your continued service to the Company, subject to the terms and conditions of this Letter Agreement.

1.
RSU Amendments. Subject to your execution of this Letter Agreement, effective as of March 8, 2024, the RSU Agreements are hereby amended as follows:

a)
Fifty percent of the RSUs will vest in full on March 19, 2025 and fifty percent of the RSUs will vest in full on March 20, 2025 (the “New Vesting Dates”), subject to your continued employment through such applicable dates. In consideration for your agreement to the New Vesting Dates, the Company hereby agrees to increase the number of RSUs which were originally scheduled to vest in 2024 by 25%, which additional RSUs will, for the avoidance of doubt, be subject to the terms of the RSU Agreements governing the RSUs which were originally scheduled to vest in 2024, as expressly amended herein.

b)
In the event your employment with the Company and its subsidiaries terminates without Cause or for Good Reason (each as defined on Appendix I hereto) prior to the New Vesting Dates, as applicable, and you are not asked by the Company to serve as a consultant to the Company, any unvested RSUs will accelerate and vest in full. In the event your employment with the Company and its subsidiaries terminates without Cause or for Good Reason prior to the New Vesting Dates, as applicable, and you are asked by the Company to commence service as a consultant, subject to the terms of a consulting agreement to be entered into by and between you and the Company, the Company agrees that any RSUs held by you as of the date of termination of your employment will remain outstanding and eligible to vest on the New Vesting Dates, subject to your continued service with the Company as a consultant; provided, that if your service with the Company is terminated during the consulting period by the Company without Cause your outstanding RSUs will accelerate and vest in full. Notwithstanding the foregoing,

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the post-termination exercise period of any vested option to purchase Company common stock held by the Participant as of such Participant’s termination without Cause or for Good Reason shall be extended through the original expiration date of such option.

2.
Retention Bonus: Subject to your execution of this Letter Agreement, you are eligible to receive a retention bonus in an aggregate amount of $1,000,000 (the “Retention Bonus”), which will be payable in five equal installments on or within ten days of each date of filing of the Company’s annual report on Form 10-K for fiscal year 2023, the quarterly reports on Form 10-Q for each of the first three fiscal quarters of fiscal year 2024, and the Company’s annual report on Form 10-K for fiscal year 2024 (each, a “Periodic Report”). Payment of each installment of the Retention Bonus will be subject to your continued service with the Company on the applicable payment date; provided that if your employment with the Company and its subsidiaries is terminated without Cause or for Good Reason, you will receive the remaining unpaid amount of the Retention Bonus, which shall be payable within thirty (30) days of such date of termination.

3.
Severance Plan. The Severance Plan has been amended by the Company to provide that in the event of your Separation from Service without Cause or for Good Reason (other than a Termination Upon a Change in Control), the Severance Amount payable to you pursuant to Section 4.2(a) of the Severance Plan will be payable over a Severance Period of four months, subject to the terms and conditions of the Severance Plan, and notwithstanding anything to the contrary in your offer letter with the Company or otherwise. A copy of the amended Severance Plan is enclosed with this Letter Agreement as Appendix II (with all capitalized terms used and not defined in this section as defined therein).

You acknowledge and agree that, in consideration for the benefits provided for in this Letter Agreement, you hereby waive any right to terminate your employment for Good Reason as a result of any action or event occurring prior to the date hereof, including without limitation, due to or in connection with the Company’s Value Maximization Plan. You and the Company hereby acknowledge that you do not waive your right to resign for Good Reason as a result of events that may occur following the date hereof.

You further acknowledge and agree that the Company or any applicable subsidiary thereof will be entitled to withhold from amounts to be paid to you hereunder any federal, state or local withholding or other taxes that the Company or such applicable subsidiary is required to withhold.

Neither this Letter Agreement, nor any modification thereof, nor the payment of any benefits shall be construed as giving you the right to be retained in the service or employ of the Company or any of its affiliates. The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder, and accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted and administered to be in accordance therewith.

Except as explicitly amended by this Letter Agreement, the RSU Agreements shall continue in full force and effect in accordance with their terms. This Letter Agreement shall be interpreted, construed, and governed according to the laws of the State of Delaware, without reference to conflicts of law principles thereof. This Letter Agreement may be executed in two or more

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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Should you have any questions, please reach out to Deni Stott at Deni.Stott@vroom.com.

Sincerely,

C. Denise Stott

Chief People & Culture Officer

I hereby acknowledge and agree to all of the terms and provisions of this Letter Agreement:

/s/ Thomas Shortt__________________ March 13, 2024______

Thomas Shortt Date

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Appendix I

RSUs

If you are a participant in the Amended and Restated Vroom, Inc. Executive Severance Plan (as may be amended from time to time, the “Severance Plan”), “Cause” and “Good Reason” shall have the meanings set forth therein. If you are not a participant in the Severance Plan, “Cause” and “Good Reason” shall have the meanings set forth as follows:

“Cause” means the occurrence of any of the following: (1) your willful failure to substantially perform your duties to the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a notice of termination for Good Reason), after a written demand for performance is delivered to you by the Board of Directors or the Chief Executive Officer of the Company, which demand specifically identifies the manner in which the Board of Directors or the Chief Executive Officer of the Company believes that you have not performed your duties; (2) your commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to the Company; (3) your commission of, including any entry by you of a guilty or no contest plea to, a felony or other crime involving moral turpitude; (4) a material breach by you of your fiduciary duty to the Company which results in reputational, economic, or other injury to the Company; or (5) your material breach of your obligation under a written agreement between the Company and you.

“Good Reason” means the occurrence of any of the following conditions without your informed written consent unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction):

1)
a material diminution in your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by you; or
2)
the Company’s material reduction in your base salary, as the same may be increased from time to time; or
3)
a material change in the geographic location of your principal location as of the Letter Agreement, which shall, in any event, include only a relocation of more than twenty-five (25) miles from such principal location; or
4)
any material breach of the Letter Agreement by the Company with respect to you.

Notwithstanding the foregoing, you will not be deemed to have resigned for Good Reason unless (1) you provide the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by you to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that you know or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of your termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.

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Appendix II

Severance Plan